Exhibit 99.1

FOR IMMEDIATE RELEASE:

DATE: February 4, 2016

Media Relations

CONTACT: Diane Johnson

PHONE: 412-248-8220

Investor Relations

CONTACT: Kelly Boyer

PHONE: 412-248-8227

Kennametal Board Appoints Ronald M. DeFeo Chief Executive Officer

•	Built Terex into a global industrial equipment leader during more than two decades at helm

PITTSBURGH: Feb. 4, 2016 — The board of directors of Kennametal Inc. (NYSE: KMT) today announced the appointment of board member Ronald M. DeFeo as the company’s president and chief executive officer (CEO), effective immediately.

DeFeo replaces Donald Nolan, who has left the company to pursue other interests after serving as president and CEO since Nov. 17, 2014.

“We have determined a change in leadership is necessary and are pleased that Ron will step into this role,” said Kennametal Chairman of the Board of Directors Lawrence W. Stranghoener. “Ron is a highly experienced CEO who will bring much wisdom, experience and passion for Kennametal. He will sharpen our focus, prioritize our results, and motivate, engage, and empower our people to produce the financial results that are expected of an industry leader like Kennametal. We appreciate Don Nolan’s service. He was a necessary change agent through a period of significant turmoil and uncertainty.”

A Kennametal board member since 2001, DeFeo served as the Chairman of the Board and Chief Executive Officer of Terex Corporation (a global manufacturer of machinery and industrial products), from March 1998 and March 1995, respectively, until his retirement from the company at the end of 2015. He joined Terex in 1992.

“As a 14-year member of the Kennametal board, I know what the company and its people are capable of achieving,” DeFeo said. “I’m excited about the potential embedded in Kennametal and with over 20 years of CEO experience, I am excited to get to work on behalf of Kennametal’s employees, customers, and shareholders. I am confident in what we can accomplish together.”

Before joining Terex, DeFeo was a Senior Vice President of J.I. Case Company, the former Tenneco farm and construction equipment division and also served as a Managing Director of Case Construction Equipment throughout Europe. DeFeo began his career in 1974 at Procter & Gamble in marketing and brand management where he advanced through the corporation in his 10-year tenure there. Mr. DeFeo holds a bachelor’s of arts degree in Economics and Philosophy from Iona College.

Aside from DeFeo, Kennametal’s board also includes six independent directors; Stranghoener; Cindy L. Davis; Philip A. Dur; William J. Harvey; Timothy R. McLevish; and Steven H. Wunning, who collectively bring diverse experience from a range of companies, including Caterpillar, DuPont, Kraft Foods, Mosaic, Nike, Northrop Grumman, Walgreens, and Terex.

About Kennametal

At the forefront of advanced materials innovation for more than 75 years, Kennametal Inc. is a global industrial technology leader delivering productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day nearly 12,000 employees are helping customers in more than 60 countries stay competitive. Kennametal generated more than $2.6 billion in revenues in fiscal 2015. Learn more at www.kennametal.com

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